Exhibit 99.1

MEMO

TO:	Board of Directors and Executive Officers

FROM:	Christopher W. Haffke, General Counsel and Secretary

DATE:	June 28, 2013

RE:	Stock Transaction Blackout Period

As you know, American Greetings Corporation (the “Company”) entered into an agreement to be acquired by a newly organized entity controlled by members of the Weiss family (the “Acquisition”). If the Acquisition is consummated, the American Greetings Stock Fund (the “Stock Fund”) in the American Greetings Retirement Profit Sharing and Savings Plan (the “Plan”) will be permanently frozen and liquidated with all Company common shares in the Stock Fund being exchanged for the consideration paid to shareholders under the terms of the Acquisition. During the “blackout period” that the Stock Fund is frozen and liquidated, Plan participants will be unable to direct or diversify investments in the Stock Fund or otherwise access their balances in the Stock Fund for any purpose (plan loans, withdrawals, distributions, etc.). If the Acquisition is not consummated, the Stock Fund will not be affected and there will be no blackout period.

The blackout period for the Plan is expected to begin on or around August 2, 2013, depending upon the effective date of the Acquisition, and end during the calendar week starting Sunday, August 4, 2013. We will notify you of any delays or changes in those dates. In addition, for current information on the timing of the blackout period, you may contact Mr. Haffke as set forth below.

Under the Sarbanes-Oxley Act of 2002 and applicable SEC regulations, certain trading restrictions will apply to the Company’s directors and executive officers during the blackout period. Accordingly, this memo constitutes notice to you under Section 245.104 of SEC Regulation BTR of the imposition of a blackout period during which the trading prohibitions of Section 306(a) of the Sarbanes-Oxley Act will be in effect.

The Sarbanes-Oxley Act of 2002 prohibits corporate directors and executive officers from directly or indirectly purchasing, selling or otherwise acquiring or transferring any equity securities of the Company during a retirement plan blackout period unless the officer or director can establish that the equity securities were not “acquired in connection with his or her service or employment as a director or executive officer” in a manner consistent with applicable regulations. You should not assume that “specific identification” of shares will necessarily provide protection. This prohibition applies regardless of whether such securities are held within or outside of the Plan. Violation of these rules may subject the party improperly disposing of equity securities to a requirement to disgorge trading gains or to be subject to other sanctions.

Certain transactions which are normally permitted during stock trading blackout periods (such as stock option exercises) are not permitted during a retirement plan blackout period. The regulations do provide exceptions for a limited number of transactions, primarily those that take place automatically or in a manner that is outside the insider’s control. Bona fide gifts are also exempted. A complete list of the exceptions to the insider trading rules can be found in the relevant SEC rules (at Section 245.101(c) of Regulation BTR). If you are considering a transaction involving the Company’s securities during the blackout period, we recommend that you consult your legal advisor to determine whether the specific transaction is exempted from the insider trading rules.

If you have any questions regarding these restrictions or the blackout period, please contact me as follows:

Mr. Christopher W. Haffke

Vice President, General Counsel and Secretary

American Greetings Corporation

One American Road

Cleveland, Ohio 44144-2398

Ph: (216) 252-7300

Fax: (216) 252-6741

Email: chris.haffke@amgreetings.com